Exhibit 99.1

VIVUS, Inc.	Investor Relations: The Trout Group
Dana B. Shinbaum	Brian Korb
Corporate Development &	Senior Vice President
Investor Relations	bkorb@troutgroup.com
shinbaum@vivus.com	646-378-2923
650-934-5200

VIVUS REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

MOUNTAIN VIEW, Calif., May 5, 2014 - VIVUS, Inc. (NASDAQ: VVUS), a biopharmaceutical company commercializing Qsymia® (phentermine and topiramate extended-release) capsules CIV for the treatment of obesity, today reported its financial results for the first quarter ended March 31, 2014 and provided a business update.

First Quarter 2014 Financial Results

Total net revenue was $36.7 million for the first quarter of 2014, compared to $4.1 million for the first quarter of 2013. Of the total revenue for the current quarter, net product revenue was $9.1 million from sales of Qsymia, compared to $4.1 million for the first quarter of 2013. In addition, we recognized $19.4 million in license and milestone revenue, $7.4 million in supply revenue and $0.8 million in royalty revenue for the current quarter under our commercialization agreements for STENDRA and SPEDRA.

Total research and development expense was $4.4 million for the first quarter of 2014, compared to $7.0 million for the first quarter of 2013.

Selling, general and administrative expense was $28.6 million for the first quarter of 2014, excluding non-recurring charges of $2.1 million, compared to $44.7 million for the first quarter of 2013. Selling and marketing expenses for the commercialization of Qsymia totaled $18.7 million for the first quarter of 2014, compared to $28.6 million for the first quarter of 2013.

Net loss was $15.6 million, or $0.15 net loss per share, for the first quarter of 2014 compared to a net loss of $53.6 million, or $0.53 net loss per share, for the first quarter of 2013.

There were approximately 121,000 Qsymia prescriptions dispensed in the first quarter of 2014, compared to 124,000 Qsymia prescriptions in the fourth quarter of 2013.

Cash, Cash Equivalents and Available-for-Sale Securities

Cash, cash equivalents and available-for-sale securities (collectively cash) totaled $316.2 million at March 31, 2014, compared to $343.3 million at December 31, 2013.

Recent Highlights

•                  On March 19, 2014, we announced that Shari Belafonte had teamed with the company to educate American adults about seeking medical treatment for chronic weight management when diet and physical activity alone have not been successful. (A 10% weight loss goal is recommended by the National Institutes of Health as a benchmark to help patients reduce the risk of developing other medical conditions while making a meaningful difference in health and well-being.) Ms. Belafonte, an actress, model, photographer, writer, singer and daughter of famed musician and actor Harry Belafonte, had struggled in recent years with being overweight, had developed high cholesterol and was increasingly concerned about a family history that included cardiovascular disease and diabetes. She worked with her primary care physician and was able to achieve her weight loss goal with an available prescription medication as part of a plan including proper nutrition and physical activity. Ms. Belafonte’s new photographic work features patients like herself who have successfully achieved and maintained meaningful weight loss, improving their health and well-being.

•                  On March 25, 2014, we announced that a review article had been published online in the Journal of Hypertension, the official publication of the International Society of Hypertension and the European Society of Hypertension, summarizing the cardiovascular benefit-risk profile of Qsymia. The data suggested that Qsymia can be a safe and effective weight loss option for overweight/obese patients with cardiovascular risk factors such as hypertension or type 2 diabetes. Available data from the study did not indicate any increased cardiovascular risk associated with Qsymia.

•                  In March 2014, Menarini commenced commercialization of SPEDRA in France, Germany, Italy and the United Kingdom, for which milestone payments of €3.0 million for each country (in total €12.0 million or approximately $16.6 million) were earned and recognized as license and milestone revenue in the three months ended March 31, 2014. In April 2014, Menarini commenced commercialization of SPEDRA in Spain, resulting in VIVUS receiving its fifth and final milestone from Menarini of €3.0 million, or approximately $4.2 million.

•                  On April 11, 2014, we announced that a poster describing results of a clinical study examining onset of action of avanafil would be presented during the 29th Annual European Association of Urology (EAU) Congress at Stockholmsmässan in Stockholm, Sweden.

CEO Comments

“Physicians’ leading concerns with the obesity category are reimbursement/coverage, historical issues regarding safety, and the amount of time and skill required to have a successful discussion with a patient about obesity,” stated Seth H. Z. Fischer, chief executive officer. “We continue to make progress in educating providers, payors, and patients that the disease of obesity requires proactive treatment with a safe and effective agent that is clinically proven to deliver meaningful weight loss. We believe in the long-term prospects for this market as we efficiently deploy our resources to make Qsymia the drug of choice for patients that are obese or overweight with weight-related medical conditions.

“We are pleased with the STENDRA and SPEDRA launch efforts and the results achieved to date,” Mr. Fischer continued. “We look forward to long-term, productive relationships with our avanafil partners around the globe.”

Note to Investors

As previously announced, VIVUS will hold a conference call and an audio webcast to discuss the first quarter ended March 31, 2014 financial results today, May 5, 2014, beginning at 1:30PM Pacific Time. Investors may listen to this call by dialing (877) 359-2916 from within the U.S. and ++ (224) 357-2386 from outside the U.S. A webcast replay will be available for 30 days and may be accessed at http://ir.vivus.com/.

About Qsymia

Qsymia is approved in the U.S. and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia® (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors (MAOIs); or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About Avanafil

STENDRA (avanafil) is approved in the U.S. by the FDA for the treatment of erectile dysfunction. VIVUS has granted Auxilium Pharmaceuticals, Inc. exclusive marketing rights to STENDRA in the U.S. and Canada.

SPEDRA, the trade name for avanafil in the EU, is approved by the EMA for the treatment of erectile dysfunction in the EU. VIVUS has granted an exclusive license to the Menarini Group through its subsidiary Berlin-Chemie AG to commercialize and promote SPEDRA for the treatment of erectile dysfunction in over 40 European countries plus Australia and New Zealand.

VIVUS has granted an exclusive license to Sanofi to commercialize avanafil in Africa, the Middle East, Turkey, and the Commonwealth of Independent States (CIS) including Russia.

Avanafil is licensed from Mitsubishi Tanabe Pharma Corporation (MTPC). VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction, with the exception of certain Asian-Pacific Rim countries. VIVUS is in discussions with other parties for the commercialization rights to its remaining territories.

For more information about STENDRA, please visit www.Stendra.com.

Important Safety Information

STENDRA™ (avanafil) is prescribed to treat erectile dysfunction (ED).

Do not take STENDRA if you take nitrates, often prescribed for chest pain, as this may cause a sudden, unsafe drop in blood pressure.

Discuss your general health status with your healthcare provider to ensure that you are healthy enough to engage in sexual activity. If you experience chest pain, nausea, or any other discomforts during sex, seek immediate medical help.

STENDRA may affect the way other medicines work. Tell your healthcare provider if you take any of the following; medicines called HIV protease inhibitors, such as ritonavir (Norvir®), indinavir (Crixivan®), saquinavir (Fortavase® or Invirase®) or atazanavir (Reyataz®); some types of oral antifungal medicines, such as ketoconazole (Nizoral®), and itraconazole (Sporanox®); or some types of antibiotics, such as clarithromycin (Biaxin®), telithromycin (Ketek®), or erythromycin.

In the rare event of an erection lasting more than 4 hours, seek immediate medical help to avoid long-term injury.

In rare instances, men taking PDE5 inhibitors (oral erectile dysfunction medicines, including STENDRA) reported a sudden decrease or loss of vision. It is not possible to determine whether these events are related directly to these medicines or to other factors. If you experience sudden decrease or loss of vision, stop taking PDE5 inhibitors, including STENDRA, and call a doctor right away.

Sudden decrease or loss of hearing has been rarely reported in people taking PDE5 inhibitors, including STENDRA. It is not possible to determine whether these events are related directly to the PDE5 inhibitors or to other factors. If you experience sudden decrease or loss of hearing, stop taking STENDRA and contact a doctor right away. If you have prostate problems or high blood pressure for which you take medicines called alpha blockers or other anti-hypertensives, your doctor may start you on a lower dose of STENDRA.

Drinking too much alcohol when taking STENDRA may lead to headache, dizziness, and lower blood pressure.

STENDRA in combination with other treatments for ED is not recommended.

STENDRA does not protect against sexually transmitted diseases, including HIV.

The most common side effects of STENDRA are headache, flushing, runny nose and congestion.

Please see full patient prescribing information for STENDRA (50 mg, 100 mg, 200 mg) tablets.

About VIVUS

VIVUS is a biopharmaceutical company commercializing Qsymia® (phentermine and topiramate extended-release) capsules CIV for the treatment of obesity. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risk and uncertainties related to the progress in educating providers, payors, and patients that the disease of obesity requires proactive treatment; risk and uncertainties related to the long-term prospects for the obesity market, as well as our continuing efforts to make Qsymia the drug of choice in this market; and risks and uncertainties related to the commercialization of STENDRA and SPEDRA by our partners in their respective territories. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ending December 31, 2013, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenue:
Net product revenue	$9,138	$4,112
License and milestone revenue	19,363	—
Supply revenue	7,370	—
Royalty revenue	820	—
Total revenue	36,691	4,112

Operating expenses:
Cost of goods sold	9,533	390
Inventory impairment and commitment fee	—	5,777
Research and development	4,423	7,046
Selling, general and administrative	28,609	44,696
Non-recurring charges	2,054	—
Total operating expenses	44,619	57,909

Loss from operations	(7,928)	(53,797)
Total interest and other expense (income)	8,058	(35)
Loss from continuing operations before income taxes	(15,986)	(53,762)
Provision for (benefit from) income taxes	(436)	6
Loss from continuing operations	(15,550)	(53,768)
Income from discontinued operations, net of tax	—	192
Net loss	$(15,550)	$(53,576)

Basic and diluted net loss per share:
Continuing operations	$(0.15)	$(0.53)
Discontinued operations	—	—
Net loss per share	$(0.15)	$(0.53)
Shares used in per share computation:
Basic and diluted	103,289	100,660

VIVUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2014	December 31, 2013*
	(Unaudited)

Current assets:
Cash and cash equivalents	$89,659	$103,262
Available-for-sale securities	226,509	240,024
Accounts receivable, net	31,079	12,214
Inventories	47,210	48,503
Prepaid expenses and other assets	19,087	19,938
Total current assets	413,544	423,941
Property and equipment, net	1,758	1,954
Non-current assets	5,594	5,901
Total assets	$420,896	$431,796

Current liabilities:
Accounts payable	$7,670	$10,759
Accrued and other liabilities	24,270	23,993
Deferred revenue	18,024	17,255
Total current liabilities	49,964	52,007
Long-term debt	216,594	213,106
Deferred revenue, net of current portion	10,140	10,360
Non-current accrued and other liabilities	2,730	2,954
Total liabilities	279,428	278,427

Commitments and contingencies

Stockholders’ equity:
Common stock and additional paid-in capital	817,511	813,905
Accumulated other comprehensive income	109	66
Accumulated deficit	(676,152)	(660,602)
Total stockholders’ equity	141,468	153,369
Total liabilities and stockholders’ equity	$420,896	$431,796

*The Condensed Consolidated Balance Sheet at December 31, 2013 has been derived from the Company’s audited financial statements as of that date.